UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                                           SEC FILE NO.  1-15863
                                                           CUSIP NO. 345456 10 7

(Check one):      [ ] Form 10-K   [ ] Form 20-F    [ ] Form 11-K
                  [X] Form 10-Q   [ ] Form N-SAR   [ ] Form N-CSR

         For Period Ended:  June 30, 2003

[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

         For the Transition Period Ended:  ______________

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         Read Instructions before preparing Form. Please print or type.
    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

Part I - REGISTRANT INFORMATION

                                 IA Global, Inc.
                                 ---------------
                             Full Name of Registrant


                            -------------------------
                            Former Name if Applicable

                              533 Airport Boulevard
                                    Suite 400
                              ---------------------
            Address of Principal Executive Office (Street and Number)

                              Burlingame, CA 94010
                              --------------------
                            City, State and Zip Code

Part II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

         (a)      The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
[X]      (b)      The subject annual report, semi-annual report, transition
                  report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or Form
                  N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form
                  10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and
         (c)      The accountant's statement or other exhibit required by Rule
                  12b-25(c) has been attached if applicable.

 Part III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

         Registrant's operations are conducted partially within Japan. Logistical difficulties between Registrant's Japanese office and the New York office of Registrant's accountants precluded filing of the subject Form 10-Q by the prescribed due date.

Part IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

         Ira Roxland        212              768-6999
         -----------    -----------     ------------------
            (Name)      (Area Code)     (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been
         filed? If answer is no, identify report(s).   [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion hereof? [X] Yes [ ] No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

         Registrant is unable to provide a reasonable estimate of its results of operations because the registrant and its auditors are still addressing revenue recognition methodology for iAccele, its recently acquired majority-owned Japanese subsidiary.

                                 IA Global, Inc.
                                 ---------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  August 14, 2003                  By: /s/Satoru Hirai
                                            ---------------
                                            Satoru Hirai
                                            Chief Operating Officer and
                                            Chief Financial Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other fully authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.